Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.Amgen.com

AMGEN APPOINTS ROBERT A. BRADWAY TO THE

COMPANY’S BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 13, 2011) – Amgen (NASDAQ:AMGN) announced today that its Board of Directors has appointed Robert A. Bradway to the Company’s Board. Bradway, 48, is Amgen’s president and chief operating officer. The addition of Bradway brings the number of Amgen board members to 13.

Bradway joined Amgen in 2006 as vice president, Operations Strategy and served as executive vice president and chief financial officer from April 2007 to May 2010. Prior to joining Amgen, he was a managing director at Morgan Stanley in London where he had responsibility for the firm’s banking department and corporate finance activities in Europe. Bradway previously held positions of increasing responsibility at Morgan Stanley since 1985 with a focus on healthcare. Bradway currently serves on the Board of Directors of Norfolk Southern Corporation.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)